Exhibit 10.3

AMENDMENT TO THE MASTEC, INC.
AMENDED AND RESTATED
2011 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, MasTec, Inc. (the “Company”) maintains the MasTec, Inc. Amended and Restated 2011 Employee Stock Purchase Plan (the “Plan”), established effective as of July 1, 2011, and as most recently amended and restated effective January 1, 2021; and
WHEREAS, capitalized terms used herein and not herein defined shall have the respective meanings ascribed thereto in the Plan; and
WHEREAS, the Company desires to amend the Plan to credit service performed for any entity or business the Company or any subsidiary acquires whether by asset or stock purchase, but only with respect to individuals who are employees of the acquired entity at the time of the acquisition.
NOW THEREFORE, the Plan is hereby amended, effective as of January 1, 2023, as follows:
1.Section 3(b) of the Plan is hereby amended and restated, in its entirety, as follows:
“(b) Subsequent Offering Dates. Any individual who is an Employee as of the first Offering Date to occur in a given calendar month (the “First Eligible Offering Date”) and has been employed by the Company or any Subsidiary (or any predecessor) or any entity or business the Company or any Subsidiary acquires whether by asset or stock purchase, but only with respect to individuals who are employees of the acquired entity at the time of the acquisition, for one full calendar month preceding the first day of the calendar month in which the First Eligible Offering Date occurs, shall be eligible to become a Participant as of the First Eligible Offering Date. For example, subject to the limitations set forth in Section 5(c), an individual that first became an Employee on January 22, 2021 would be eligible to become a Participant on the Offering Date occurring on March 11, 2021, provided that the individual remained an Employee on March 11, 2021.”
2.Except as amended herein, all other provisions of the Plan remain unchanged and in full force and effect.